Exhibit 10.3

Retirement and Non-Competition Agreement - Mark A. Russell

This Agreement is made and entered between, Mark A. Russell (“Employee” or ‘‘you”) and Worthington Industries, Inc. (together with its affiliated companies, the ‘‘Company”). The effective date of Employee’s retirement, and the last day of work, shall be August 22, 2018 (the “Retirement Date”). In connection with this retirement, the following provisions will apply.

1.	Cash Payments: The Company shall provide the following payments to Employee, less applicable taxes and withholdings. These payments will be in lieu of all other forms of compensation.

(a)Reimbursement of any unreimbursed business expenses of Employee, in each case, to the extent not theretofore paid;

(b)Employee’s base salary earned through the Retirement Date, to be paid on the Company’s regular payroll dates following the Retirement Date;

(c)An amount equal to Employee’s 2018 base salary in effect as of the Retirement Date, plus Employee’s Fiscal 2019 target award under the Worthington Industries, Inc. Annual Incentive Plan for Executives (‘‘STIP’’), which together equal $1,278,333, payable in accordance with the following:

(i)An amount equal to $550,000 payable in 25 equal bi-weekly installments of $22,000 on the Company’s normal payroll schedule dates in accordance with the customary payroll practices of the Company commencing on September 14, 2018.

(ii)The remaining amount ($728,333) payable in a lump sum on June 7, 2019, in accordance with the customary payroll practices of the Company.

(d)To the extent that the award Employee would have received under the STIP based on the levels of performance actually achieved by the Company for Fiscal 2019 if he remained employed by the Company exceeds Employee’s Fiscal 2019 STIP target award, Employee will be paid an amount equal to such excess, in a single lump sum, on or about the date that Fiscal 2019 STIP awards are paid.

2.

Health Care Coverage:  Employee’s normal eligibility for health care coverage (medical, dental, vision and/or health care flexible spending account) ends on the Retirement Date. Employee and his or her enrolled dependents each have a right to continue health care coverage for up to 18 months (in the case of a health care flexible spending account, to the end of the calendar year) pursuant to COBRA. The Company will, for 12 months, pay or reimburse Employee for any COBRA premium payable by Employee during such 12 month period to the extent such premium exceeds the amount paid by active employees for the plan option(s) in which Employee and his or her dependents are enrolled. To facilitate continuity of coverage, any amount payable by the Employee will be deducted from bi-weekly cash payments unless Employee elects to waive COBRA continuation of health care coverage. Employee may waive COBRA coverage by contacting NueSynergy at 855-890-7239. Questions regarding payment of COBRA premiums during the Retirement Period may be directed to Jamie Hill at 614-840-4158. Subsequent to the Retirement Period, the full COBRA premium will apply.

3.

Worthington Industries, Inc. Deferred Profit Sharing Plan (DPSP/401K):  Employee’s 401(k) Plan account is 100% vested. Base salary payments for employment through the Retirement Date, will have 401(k) deducted as elected with Fidelity. The compensation provided in Section 1 (c) and (d) is not eligible for 401(k) deferrals or Company contributions. If you have questions regarding your 401(k) plan, please contact Jenny Germann at 614-840-3787. Distribution of the 401(k) account will be made in accordance with the provisions of the Plan.

4.

Other Benefit Plans:  The Employee Assistance Program will continue for 30 days beyond the Retirement Date. Participation in any of the voluntary, employee-paid plans in which Employee is now participating may continue at Employee’s cost for the Retirement Period. Benefits under all other plans, including life insurance, supplemental life, and short / long term disability, will terminate on the Retirement Date.

5.

Restricted Stock, Options & LTIP Awards:  Any stock options which are vested as of the Retirement Date may be exercised in accordance with the plan provisions governing retirement. Employee will receive a prorated portion of his unvested restricted stock according to the provisions of the applicable plan and the award agreement. Employee will receive a prorated portion of the outstanding long-term incentive (LTIP) performance cash and performance share awards according to the plan and awards provisions applicable to retirement. Questions regarding stock options or restricted stock should be directed to Cindy Sprague at 614-840-4416.

6.	Outplacement Services: The Company, at its expense, will pay the fee for the approved outplacement services. (Twelve Month Executive Service provided by Lee Hecht Harrison)
7.	Company Property: All Company items, including keys, credit cards, parking stickers, laptops, etc. must be returned upon request of the Company.
8.

Confidentiality:  Employee will not disclose, directly or indirectly, any Confidential Information of the Company during the Retirement Period or at any time thereafter. Employee will leave with and/or return to the Company (and Employee will not retain copies of) any items which contain Confidential Information and will not use or disclose any Confidential Information in any future employment or otherwise.

Confidential Information of the Company can generally be described as information about the Company and/or its business activities, not generally known outside the Company, which is used or useful in its business or which tends to confer a competitive advantage. Confidential Information is also any information about the Company which Employee knows or should know or suspect the Company considers confidential and/or would not want others, particularly suppliers or competitors, to know. This includes, without limitation, trade secrets, know-how, information about steel pricing, contracts or relationships, information about products or processes, technical, business and financial information, customer and supplier lists and other unpublished lists, and information relating to manufacturing, purchasing, inventories, data processing, personnel, marketing, sales, pricing, costs and quotations.

9.

Non-Competition:  As a result of Employee’s employment with the Company, Employee has knowledge of the Company’s Confidential Information, Employee has developed relationships with the Company’s suppliers and customers, and the Employee has an existing Non-Competition Agreement. In consideration of the payments being made hereunder and the existing Non-Competition Agreement, during his employment with the Company and for a period of two years after his Retirement Date, he will not, directly or indirectly, without the specific written consent of the Company: (i) compete with the Company in the Restricted Area, or act as an employee, agent, consultant, representative, officer or significant investor with or of, or receive any remuneration from any entity which competes with the Company in the Restricted Area, (ii) attempt to take away or divert from the Company any business of any of the Company’s customers; (iii) disparage the Company or in any other way interfere with the relationship between the Company and any of its customers or suppliers; or (iv) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any of its employees. The ‘‘Restricted Area’’ is any area in the United States or Europe where the Company promotes, sells, manufactures, or provides any product, process or service. Should any provision of this section be deemed to exceed the time, geographic or other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum time, geographic or other limitations permitted by such applicable law.

10.

Release of Claims:  Employee hereby agrees to irrevocably and unconditionally release and forever discharge the Company from any and all actions, causes of actions, damages (including, but not limited to wages and benefits), suits, claims, complaints, costs and demands whatsoever, at law or in equity, which he ever had, now has or hereafter may have, whether known or unknown by him or the Company as of the date hereof, by reason of or in any way related to his employment, separation from employment, loss of employment, stock options or other equity awards, or the forfeiture or termination of such stock options or other equity awards, including but not limited to breach of contract, tort, or any federal, state or municipal statute or local ordinance relating to employment including, without limitation, any claim for wrongful discharge, breach of contract, benefits under plans or programs, including without limitation, any retirement or termination pay program or other common law claims or claims in equity and, all statutes and ordinances concerning employment discrimination on account of, but not limited to, sex, race, age, religion, national origin, marital status, military status and disability, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Employee Retirement Income Security Act (‘‘ERISA’’), 29 U.S.C. §§ 1001 et seq.; the Age Discrimination in Employment Act (‘‘ADEA’’), 29 U.S.C. §§ 621 et seq.; the Older Workers Benefit Protection Act; the Family & Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.; the Ohio Civil Rights Act, OHIO REV. CODE ANN. §§ 4112.01 et seq. and its accompanying regulations; the Ohio Law on Equal Pay, OHIO REV. CODE ANN. § 4117.17; the Ohio Jury Duty Leave Statute, OHIO REV. CODE ANN. § 2313.18; the Ohio Voting/Election Duty Leave Statute, OHIO REV. CODE ANN. § 3599.06; the Ohio Witness/Crime Victim Leave Statute, OHIO REV. CODE ANN. § 2151.211; the Ohio Emergency Response Leave Statute, OHIO REV. CODE ANN. § 4131.41; the Ohio Military Leave/Re-Employment Rights Statute, OHIO REV. CODE ANN. §§ 5903.02 and 5903.99; the Ohio Trade Secrets Act, OHIO REV. CODE ANN. §§ 1333.61 et seq.; the Ohio Whistleblower's Protection Statute, OHIO REV. CODE ANN. §§ 4113.51 et seq.; the Ohio Minimum Wage Act, OHIO REV. CODE ANN. §§ 4111.01 et seq.; the Ohio Wage Payment Statute, OHIO REV. CODE ANN. §§ 4113.15 et seq.; and all other Ohio statutes, regulations, and common law pertaining to Employee's employment with the Company. In addition, Employee also releases the Company and waives any right to or claim for any and all attorney’s fees, including litigation expenses and costs which Employee or his counsel may claim under any statute, regulation, or at common law or in equity, including but not limited to those set forth in this section. This release is not intended to apply to claims relating to vested employee benefits. Employee acknowledges 1) he has been furnished at least 21 days to consider whether or not to sign this Release, 2) this Release is written in plain language understood by Employee, 3) Employee  has been, and  hereby is, encouraged to consult with an attorney prior to signing this Agreement, 4) the payments received in exchange  for this Release is sufficient additional consideration for the Release and 5) this Release  only applies to claims or occurrences which exist on or prior to the effective date set forth in Section 17 below. Employee is not waiving any rights that cannot be waived by law but does forever waive his right to recover any damages should any local, state, or federal agency ever pursue a claim on his behalf against the released parties relating to any matter concerning his employment or separation from employment with the Company.

11.

Notice of Concerns and Assistance:  Employee represents that he has disclosed and will disclose to appropriate officers of the Company any information or concerns he has or may have concerning potential liabilities or contingencies with respect to the company and its affiliates and which are not reflected in their financial books and records. Employee agrees to provide reasonable assistance to the Company and its affiliates, upon request of the Company, in any litigation related to matters in which the Employee has knowledge or was involved during his employment with the Company.

12.

Compliance with Code Section 409A:  This Agreement is intended, and shall be construed and interpreted, to comply with or be exempt from Section 409A of the Internal Revenue Code (‘‘Section 409A’’) and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the Treasury Regulations thereunder. For purposes of Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludable from the requirements of Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Employee may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee, (c) the reimbursement of an eligible expense will be made no later than the last day of Employee's taxable year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Nothing contained herein shall be constructed as the guarantee of any particular tax treatment to Employee, and the Company shall have no liability with respect to my failure to comply with the requirements of Section 409A. The parties acknowledge that Employee is retiring at the request of the Company and that the retirement will be treated as an involuntary termination for purposes of Section 409A.

13.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
14.

Injunctive Relief:  If Employee breaches this Agreement, an award of monetary damages to the Company will be inadequate and the Company shall be entitled to obtain temporary and permanent injunctions without the necessity of proving actual damages. This will not limit the Company’s right to collect actual monetary damages which it can prove. If any provision of this Agreement is invalid or unenforceable, it shall not affect the other provisions of this Agreement.

15.

Retiree Healthcare Eligible Employees:  Employee is eligible to purchase retiree health care coverage, provided that: (a) the appropriate election forms are completed and submitted within 30 days of the last date of Retirement Period; and (b) the Employee maintains medical coverage throughout the Retirement Period. As stated in Section 2 above, the COBRA premiums payable by the Employee, and not reimbursed, during the Retirement Period equal the amount active employees pay for such coverage.

16.	Retirement Period: The “Retirement Period’’ is the period of 12 months following the Retirement Date.
17.

Effective Date:  This  Agreement will become effective on the eighth (8) day following Employee’s signing of the Agreement (or if later the Retirement Date) unless Employee revokes this Agreement in writing signed and dated within seven (7) days after signing (the ‘‘Revocation Period”) and delivered to the Company within three (3) days after the date of revocation, or unless the Company fails to sign the Agreement on or before the Revocation Period expires.

IN WITNESS WHEREOF, the parties have executed this Agreement.

/s/ Mark Russell		Worthington Industries, Inc.
Employee Signature

Mark A. Russell		By:	/s/ John P. McConnell
Employee Name - Printed

Date:	8/27/18	Date:	8/27/18